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                                                                     EXHIBIT 4.4


                        CHAMPION HEALTHCARE CORPORATION
                                 DECEMBER 1990
                        FOUNDER'S STOCK OPTION AGREEMENT

         This Agreement is entered into and made effective this 31st day of December, 1990, by and between CHAMPION HEALTHCARE CORPORATION, a Texas corporation (hereinafter referred to as the "Company") and CHARLES R. MILLER (hereinafter referred to as "Optionee").

                                  WITNESSETH:

         WHEREAS, the Board of Directors of the Company has resolved to grant the Optionee an option to purchase a portion of the shares of the Common Stock of the Company;

         NOW, THEREFORE, in consideration of the efforts of Optionee in founding the Company and his execution of his Amended and Restated Employment Agreement of even date herewith and the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

         1. OPTION TO PURCHASE STOCK.   The Company does hereby grant to
Optionee the option to purchase Fifty-Four Thousand (54,000) shares of the Company's Common Stock, no par value (hereinafter referred to as "Stock'), at a purchase price of Two Dollars ($2.00) per share.

         2. EXERCISE OF OPTION. Optionee may exercise said option in whole or in part, for a period of ten (10) years, commencing on the effective date of this Agreement.

         3. MANNER OF EXERCISE. Said option shall be exercised in whole or in part only by delivery to Company of a written notice that the option is being exercised and Optionee shall deliver the total purchase price in cash or a cashier's or certified check to


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Company. Upon receipt of payment for the Stock being purchased, the Company shall, as expediently as possible, deliver to the Optionee at the principal office of the Company, or at such other place as shall be mutually acceptable, a certificate or certificates for the Stock being purchased.

         4.  RESTRICTIONS.

         (a) Optionee shall have no right to encumber or to dispose of this Option, and any attempted encumbrance or disposition shall be wholly void and unenforceable against Company; provided however that the Option may be transferred to the Estate of Optionee upon Optionee's death. No provision of this Agreement shall be construed to, in any manner, obligate Optionee to continue employment with Company for any particular period of time, or obligate the Company to continue the employment of Optionee for any particular period of time.

         (b) The shares issued upon the exercise of this option shall have a restrictive legend placed on the certificates evidencing said shares and requiring the performance of the action set forth therein and there shall be entered on the Company's books and records a stop transfer order against the transfer of said share without compliance with said legend. The restrictive legend shall be substantially as follows:

                          "These shares have not been registered under the Securities Act of 1933 or any state securities laws, and their sale, pledge or transfer is prohibited without first submitting to the Company an opinion of counsel acceptable to it that said sale, pledge or transfer will not be in violation of applicable federal or state securities laws."


         5.  NOTICE.   Any notices to be given hereunder by either party to the
other may be personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses





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appearing below or to the last known address of a party if the party giving written notice has knowledge of a change in address. Any time limitation provided for in this Agreement shall commence with the date that the party actually received such written notice, and the date or postmark of any return receipt indicating the date of delivery of such notice to the addressee shall be conclusive evidence to such receipt.

To Company                                 To Optionees
- ----------                                 ------------

Champion Healthcare Corporation            Charles R. Miller
14340 Torrey Chase Boulevard               14340 Torrey Chase Boulevard
Suite 320                                  Suite 320
Houston, Texas 77014                       Houston, Texas 77014

         6. ASSIGNMENT. Except as specified below, neither Optionee nor anyone claiming under him may commute, encumber or dispose of the option provided by this Agreement. This Option may be exercised by the Estate of the Optionee or by the beneficiary of such estate on the terms and conditions set forth herein. Except as may be provided for herein such option is hereby declared to be non-assignable and nontransferable by Optionee and, in the event of any attempted assignment or transfer, Company shall have no further Liability hereunder.

         7. GOVERNING LAW. This Agreement shall be construed and governed in accordance with the laws of the State of Texas. This Agreement is performable in Harris County, Texas.

         8. AMENDMENT. It is further agreed by the parties hereto that this instrument contains the entire agreement between the parties, and that no statements, promises or inducements made by either party hereto, which are not contained in this instrument, shall be valid or binding, and that this Agreement shall not be enlarged, modified, or altered except in writing and signed by the parties hereto.





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         9.  SUCCESSORS. In the event of any recapitalization, stock split, dividend, merger, or other transaction affecting either the number of outstanding shares of Stock or the fair market value of a share of Stock, the Company shall make appropriate adjustments to the total number of shares of Stock that may become subject to options granted pursuant to this Plan, the number of shares of Stock covered by outstanding options, and the Option Price of such Stock.

         10. PROTECTION AGAINST VIOLATIONS OF AGREEMENT.   No purported sale,
assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or Hen on, any of the stock by any holder thereof in violation of the provisions of this agreement, or of the Articles of Incorporation or the bylaws of the Company, will be valid, and the Company will not transfer any of said shares on its books, unless and until there has been compliance with said provisions. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

         11. BENEFITS. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

         12. ANTI-DILUTION. In the event of a stock dividend, split-up or combination of shares, merger, consolidation, reorganization, recapitalization or other change in the corporate structure or capitalization affecting the outstanding Common Stock of the Company, an appropriate adjustment shall be made to the price and number or kind of shares covered by the stock option agreement.





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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                 COMPANY:

                                 CHAMPION HEALTHCARE CORPORATION


                                 By:
                                     -------------------------------
                                 James G. VanDevener, Vice President


                                 OPTIONEE:


                                 -----------------------------------
                                 Charles R. Miller





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